UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 2

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0569235
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear

Irvine, California 92618

(Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this Form relates:                     (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Preferred Stock

(Title of Class)

The undersigned registrant hereby further amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 3, 1999, as amended by a Form 8-A/A filed with the Securities and Exchange Commission on August 20, 2003 by adding the information set forth below.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective November 13, 2005, Micro Therapeutics, Inc., a Delaware corporation (the “Company”) executed a Second Amendment to Rights Agreement (the “Second Amendment”), which amended the Rights Agreement, dated as of June 3, 1999, as amended (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

The Second Amendment provides that (i) neither ev3 Inc., a Delaware corporation (“ev3”) nor any of its Affiliates or Associates, including Micro Investment, LLC, a Delaware limited liability company (“Micro Investment”), shall be deemed an Acquiring Person as a result of the approval and execution of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated November 13, 2005, by and among ev3, Micro Investment and the Company or the completion of the transactions contemplated thereunder, (ii) no Stock Acquisition Date, Distribution Date or Trigger Event shall be deemed to have occurred solely as a result of the approval and execution of the Merger Agreement or the completion of the transactions contemplated thereunder and (iii) the Rights Agreement shall automatically terminate immediately prior to the Effective Time (as defined in the Merger Agreement).

A copy of the Second Amendment is filed as Exhibit 3 hereto. The original Rights Agreement was filed as Exhibit 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 3, 1999. The First Amendment to Rights Agreement (the “First Amendment”) was filed as Exhibit 2 to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on August 20, 2003. A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, the First Amendment and the Second Amendment, each of which is incorporated herein by this reference.

ITEM 2.	EXHIBITS

1.	Rights Agreement, dated as of June 3, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 3, 1999).

2.	First Amendment to Rights Agreement, dated August 18, 2003, between the Company and U.S. Stock Transfer Corporation, as Rights Agent. (Incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on August 20, 2003).

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3.	Second Amendment to Rights Agreement, dated November 13, 2005, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MICRO THERAPEUTICS, INC.

By:	/s/ THOMAS C. WILDER, III
Thomas C. Wilder, III,
President and Chief Executive Officer

Date: November 14, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit

1.	Rights Agreement, dated as of June 3, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes as Exhibit A thereto a form of Certificates of Designation for Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 3, 1999).

2.	First Amendment to Rights Agreement, dated August 18, 2003, between the Company and U.S. Stock Transfer Corporation, as Rights Agent. (Incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on August 20, 2003).

3.	Second Amendment to Rights Agreement, dated November 13, 2005, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.